Exhibit 99.1

Wesbanco Appoints Jeffrey H. Jackson as Chief Operating Officer

- Company also announces upcoming retirement of Todd Clossin -

Wheeling, WVa. (July 5, 2022) – Wesbanco, Inc. (Nasdaq: WSBC), a diversified, multi-state bank holding company, announced today the hiring of Jeffrey H. Jackson as Senior Executive Vice President and Chief Operating Officer of Wesbanco, Inc. and President and Chief Operating Officer of Wesbanco Bank, its banking subsidiary, effective August 15, 2022. The Board of Directors of Wesbanco formally elected him to those positions effective today.

Jeff Jackson comes to Wesbanco after a successful career at First Horizon Bank. He most recently served as Executive Vice President and Chief Operating Officer of Regional Banking based out of Memphis, TN; Regional President for the state of Florida; and Market President for Southeast Tennessee and Atlanta. Prior to his career in banking, he spent 15 years with IBM in a variety of positions.

Mr. Jackson, age 49, is a graduate of Auburn University and received a certificate of Corporate Strategy from Columbia University. He has been active in numerous community activities, throughout his career, including the Red Cross and the Urban League. He received the South Florida Boy Scouts Distinguished Citizens Award in 2020.

Mr. Jackson and his wife, Ronna-Renee, will reside in the Wheeling, West Virginia area. They are the parents of 2 children.

Mr. Clossin, age 60, also announced his anticipated retirement date of January 1, 2024. Mr. Clossin will retire from Wesbanco with approximately 10 years of service and a 40 year financial services career with 25 years as a bank president. As Senior Executive Vice President & Chief Operating Officer, Mr. Jackson will begin the transitional phase of a change in the executive management at Wesbanco. He will be working with Mr. Clossin, and it is anticipated, succeeding Mr. Clossin upon his retirement. When Mr. Jackson becomes President and CEO, he will enter into a new 3-year revolving term employment agreement. Mr. Clossin will remain as a member of the Board of Directors of Wesbanco, and the Executive Committee of the Board, upon his retirement.

Mr. Clossin commented, “I am excited to name such a talented executive to be my eventual successor. Jeff has demonstrated experience in building and leading teams and delivering results in a variety of markets throughout his career.”

Mr. Jackson states, “I am looking forward to leading Wesbanco into the future and building upon its tradition of excellence. My family and I will be relocating to the Wheeling area and we are excited to start this new chapter in our lives. My past roles and experiences have prepared me well for this opportunity. Wesbanco is a growing institution with a great future.”

About Wesbanco, Inc.

Founded in 1870, Wesbanco, Inc. (www.wesbanco.com) is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel. Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share. Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively. Furthermore, our strong financial performance and employee focus has earned us recognition by Forbes as both one of America’s Best Banks and Best Midsize Employers – the only midsize bank making the top ten of both rankings. In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, Wesbanco provides trust, wealth management, securities brokerage, and private banking services through our century-old Trust and Investment Services department, with approximately $5.4 billion of assets under management (as of March 31, 2022). Wesbanco’s banking subsidiary, Wesbanco Bank, Inc., operates 205 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia. Additionally, Wesbanco operates an insurance agency, Wesbanco Insurance Services, Inc., and a full service broker/dealer, Wesbanco Securities, Inc.

Media Contact:

John Iannone

Wesbanco, Inc.

Senior Vice President, Investor & Public Relations

jiannone@wesbanco.com

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